Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

March 9, 2022

Cricut, Inc.

10855 South River Front Parkway

South Jordan, UT 84095

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cricut, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 13,314,874 shares of your Class A common stock, par value $0.001 per share (the “Class A Shares”), consisting of: (a) 11,095,729 shares of Class A common stock to be issued under the 2021 Equity Incentive Plan (the “2021 EIP”); and (b) 2,219,145 shares of Class A common stock to be issued under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2021 EIP, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

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Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.